UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 4)*

Datadog, Inc.

(Name of Issuer)

CLASS A COMMON STOCK, $0.00001 PAR VALUE PER SHARE

(Title of Class of Securities)

23804L103

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☑ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23804L103	SCHEDULE 13G	Page 2 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 67,035 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 67,035 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,035 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 67,035 shares of Class A Common Stock held directly by ICONIQ Strategic Partners II, L.P.
(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 3 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 52,475 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 52,475 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,475 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 52,475 shares of Class A Common Stock held directly by ICONIQ Strategic Partners II-B, L.P.
(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 4 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II Co-Invest, L.P., DD Series
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 23804L103	SCHEDULE 13G	Page 5 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 119,510 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 119,510 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 119,510 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 119,510 shares of Class A Common Stock held directly by ICONIQ Strategic Partners II, L.P. and ICONIQ Strategic Partners II-B, L.P. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P. and ICONIQ Strategic Partners II-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P. and ICONIQ Strategic Partners II-B, L.P.

(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 6 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 119,510 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 119,510 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 119,510 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 119,510 shares of Class A Common Stock held directly by ICONIQ Strategic Partners II, L.P. and ICONIQ Strategic Partners II-B, L.P. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P. and ICONIQ Strategic Partners II-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P. and ICONIQ Strategic Partners II-B, L.P. ICONIQ Strategic Partners II TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners II GP, L.P.

(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 7 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 53,290 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 53,290 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 53,290 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 53,290 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III, L.P.
(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 8 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 56,939 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 56,939 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 56,939 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 56,939 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III-B, L.P.
(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 9 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 110,229 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 110,229 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 110,229 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 110,229 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P.

(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 10 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 110,229 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 110,229 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 110,229 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 110,229 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P.

(3)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 11 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,424,568 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,424,568 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,424,568 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 1,424,568 shares of Class A Common Stock held directly by ICONIQ Strategic Partners IV, L.P.
(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 12 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,350,378 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,350,378 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,350,378 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 2,350,378 shares of Class A Common Stock held directly by ICONIQ Strategic Partners IV-B, L.P.
(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 13 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,783,311 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,783,311 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,783,311 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 3,783,311 shares of Class A Common Stock held directly by ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P. and ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P.

(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 14 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,783,311 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,783,311 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,783,311 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3% (3)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 3,783,311 shares of Class A Common Stock held directly by ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P. and ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P.

(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 15 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 496,742 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 496,742 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 496,742 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 496,742 shares of Class A Common Stock held directly by ICONIQ Strategic Partners VI, L.P.
(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 16 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 731,973 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 731,973 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 731,973 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 731,973 shares of Class A Common Stock held directly by ICONIQ Strategic Partners VI-B, L.P.
(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 17 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,228,715 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,228,715 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,228,715 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 1,228,715 shares of Class A Common Stock held directly by ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P.

(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 18 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,228,715 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,228,715 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,228,715 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 1,228,715 shares of Class A Common Stock held directly by ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P.

(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 19 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Capital, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,625 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,625 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,625 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1% (2)
12.	TYPE OF REPORTING PERSON OO

(1)

Represents 3,625 shares of Class A Common Stock held by separately managed accounts (the “Managed Accounts”) for which ICONIQ Capital, LLC serves as investment adviser. In its capacity as investment adviser, ICONIQ Capital, LLC has the right to exercise voting and investment power over the shares held in the Managed Accounts and therefore may be deemed to beneficially own the shares held in the Managed Accounts. ICONIQ Capital, LLC receives asset-based fees for its investment management services and as such does not have a pecuniary interest in the shares held in the Managed Accounts.

(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 20 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Capital Group, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,625 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,625 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,625 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 3,625 shares of Class A Common Stock held by Managed Accounts for which ICONIQ Capital, LLC serves as investment adviser. In its capacity as investment adviser, ICONIQ Capital, LLC has the right to exercise voting and investment power over the shares held in the Managed Accounts and therefore may be deemed to beneficially own the shares held in the Managed Accounts. ICONIQ Capital, LLC receives asset-based fees for its investment management services and as such does not have a pecuniary interest in the shares held in the Managed Accounts. ICONIQ Capital Group, L.P. is the sole member of ICONIQ Capital, LLC.

(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 21 of 34 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Capital Group GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,625 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,625 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,625 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1% (2)
12.	TYPE OF REPORTING PERSON OO

(1)

Represents 3,625 shares of Class A Common Stock held by Managed Accounts for which ICONIQ Capital, LLC serves as investment adviser. In its capacity as investment adviser, ICONIQ Capital, LLC has the right to exercise voting and investment power over the shares held in the Managed Accounts and therefore may be deemed to beneficially own the shares held in the Managed Accounts. ICONIQ Capital, LLC receives asset-based fees for its investment management services and as such does not have a pecuniary interest in the shares held in the Managed Accounts. ICONIQ Capital Group, L.P. is the sole member of ICONIQ Capital, LLC. ICONIQ Capital Group GP, LLC is the general partner of ICONIQ Capital Group, L.P.

(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 22 of 34 Pages

1.	NAMES OF REPORTING PERSONS Divesh Makan
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 7,632,110 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 7,632,110 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,632,110 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5% (2)
12.	TYPE OF REPORTING PERSON IN

(1)

Represents (i) 2,386,720 shares of Class A Common Stock held by Divesh Makan through a family trust of which he is trustee and another estate planning trust having an independent trustee and (ii) 5,245,390 shares of Class A Common Stock beneficially owned by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P., ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners IV GP, L.P., ICONIQ Strategic Partners VI, L.P., ICONIQ Strategic Partners VI-B, L.P. and ICONIQ Capital, LLC. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P. and ICONIQ Strategic Partners II-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P. and ICONIQ Strategic Partners II-B, L.P. ICONIQ Strategic Partners II TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners II GP, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P. ICONIQ Capital Group, L.P. is the sole member of ICONIQ Capital, LLC, and may be deemed to beneficially own the shares of stock beneficially owned by ICONIQ Capital, LLC. ICONIQ Capital Group GP, LLC is the general partner of ICONIQ Capital, LLC. Divesh Makan is the sole member of ICONIQ Capital Group GP, LLC. Divesh Makan and William J.G. Griffith are the sole equity holders of ICONIQ Strategic Partners II TT GP, Ltd. and ICONIQ Strategic Partners III TT GP, Ltd. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of ICONIQ Strategic Partners IV TT GP, Ltd. and ICONIQ Strategic Partners VI TT GP, Ltd.

(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 23 of 34 Pages

1.	NAMES OF REPORTING PERSONS William J.G. Griffith
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 7,644,200 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 7,644,200 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,644,200 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5% (2)
12.	TYPE OF REPORTING PERSON IN

(1)

Represents (i) 2,402,435 shares of Class A Common Stock held by William J.G. Griffith through a family trust of which he is trustee and another estate planning trust having an independent trustee and (ii) 5,241,765 shares of Class A Common Stock held directly by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P., ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners IV GP, L.P., ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series. ICONIQ Strategic Partners II TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners II GP, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity holders of ICONIQ Strategic Partners II TT GP, Ltd. and ICONIQ Strategic Partners III TT GP, Ltd. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of ICONIQ Strategic Partners IV TT GP, Ltd. and ICONIQ Strategic Partners VI TT GP, Ltd.

(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 24 of 34 Pages

1.	NAMES OF REPORTING PERSONS Matthew Jacobson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,724,592 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,724,592 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,724,592 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.9% (2)
12.	TYPE OF REPORTING PERSON IN

(1)

Represents (i) 712,566 shares of Class A Common Stock held by Matthew Jacobson through a trust of which he is trustee and another estate planning trust having an independent trustee and (ii) 5,012,026 shares of Class A Common Stock held directly by ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners IV GP, L.P., ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of ICONIQ Strategic Partners IV TT GP, Ltd. and ICONIQ Strategic Partners VI TT GP, Ltd.

(2)

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 25 of 34 Pages

Item 1.		Issuer

	(a)	Name of Issuer:

Datadog, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

620 Eighth Avenue 45th Floor New York, NY 10018

Item 2.		Filing Person

	(a) –(c)	Name of Persons Filing; Address; Citizenship:

(i)  ICONIQ Strategic Partners II, L.P., a Cayman Islands exempted limited partnership (“ICONIQ II”).

(ii)  ICONIQ Strategic Partners II-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ II-B”).

(iii)   ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, a Delaware series limited partnership (“ICONIQ II Co-Invest” and, together with ICONIQ II and ICONIQ II-B, the “ICONIQ II Funds”).

(iv) ICONIQ Strategic Partners III, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III”).

(v)   ICONIQ Strategic Partners III-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III-B” and, together with ICONIQ III, the “ICONIQ III Funds”).

(vi) ICONIQ Strategic Partners IV, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV”).

(vii)  ICONIQ Strategic Partners IV-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV-B” and, together with ICONIQ IV, the “ICONIQ IV Funds”).

(viii)  ICONIQ Strategic Partners VI, L.P., a Cayman Islands exempted limited partnership (“ICONIQ VI”).

(ix) ICONIQ Strategic Partners VI-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ VI-B” and, together with ICONIQ VI, the “ICONIQ VI Funds”).

(x)   ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ II GP”), the sole general partner of the ICONIQ II Funds.

(xi) ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III GP”), the sole general partner of the ICONIQ III Funds.

(xii)  ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV GP”), the sole general partner of the ICONIQ IV Funds.

(xiii)  ICONIQ Strategic Partners VI GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ VI GP”), the sole general partner of the ICONIQ VI Funds.

(xiv) ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ II Parent GP”), the sole general partner of ICONIQ II GP.

(xv)   ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ III Parent GP”), the sole general partner of ICONIQ III GP.

(xvi) ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ IV Parent GP”), the sole general partner of ICONIQ IV GP.

(xvii) ICONIQ Strategic Partners VI TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ VI Parent GP”), the sole general partner of ICONIQ VI GP.

(xviii)  ICONIQ Capital, LLC, a Delaware limited liability company (“ICONIQ Capital”).

(xix) ICONIQ Capital Group, L.P., a Delaware limited partnership (“ICONIQ Capital Group”), the sole member of ICONIQ Capital.

(xx)   ICONIQ Capital Group GP, LLC, a Delaware limited liability company (“ICONIQ Capital GP”), the general partner of ICONIQ Capital Group.

(xxi) Divesh Makan, a citizen of the United States (“Makan”), the sole member of ICONIQ Capital GP.

(xxii) William J.G. Griffith, a citizen of the United States (“Griffith”), together with Makan, are the sole equity holders of ICONIQ II Parent GP and ICONIQ III Parent GP.

(xxiii)  Matthew Jacobson, a citizen of the United States (“Jacobson”), together with Makan and Griffith, are the sole equity holders of ICONIQ IV Parent GP and ICONIQ VI Parent GP.

CUSIP No. 23804L103	SCHEDULE 13G	Page 26 of 34 Pages

The address of the principal business office of each of the reporting persons is c/o ICONIQ Capital, 50 Beale St., Ste. 2300, San Francisco, CA 94105.

	(d)	Title of Class of Securities:

Class A Common Stock, $0.00001 par value per share ( “Class A Common Stock”)

	(e)	CUSIP Number: 23804L103

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

(a) and (b) Amount beneficially owned:

	(i)	ICONIQ II directly owns 67,035 shares of Class A Common Stock, which represents less than 0.1% of the outstanding Class A Common Stock.

	(ii)	ICONIQ II-B directly owns 52,475 shares of Class A Common Stock, which represents less than 0.1% of the outstanding Class A Common Stock.

	(iii)	ICONIQ II Co-Invest directly owns 0 shares of Class A Common Stock, which represents 0.0% of the outstanding Class A Common Stock.

	(iv)	ICONIQ II GP may be deemed to beneficially own 119,510 shares of Class A Common Stock held by the ICONIQ II Funds, which represents less than 0.1% of the outstanding Class A Common Stock.

	(v)	ICONIQ II Parent GP may be deemed to beneficially own 119,510 shares of Class A Common Stock held by the ICONIQ II Funds, which represents less than 0.1% of the outstanding Class A Common Stock.

	(vi)	ICONIQ III directly owns 53,290 shares of Class A Common Stock, which represents less than 0.1% of the outstanding Class A Common Stock.

	(vii)	ICONIQ III-B directly owns 56,939 shares of Class A Common Stock, which represents less than 0.1% of the outstanding Class A Common Stock.

	(viii)	ICONIQ III GP may be deemed to beneficially own 110,229 shares of Class A Common Stock held by the ICONIQ III Funds, which represents less than 0.1% of the outstanding Class A Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 27 of 34 Pages

(ix)	ICONIQ III Parent GP may be deemed to beneficially own 110,229 shares of Class A Common Stock held by the ICONIQ III Funds, which represents less than 0.1% of the outstanding Class A Common Stock.

(x)	ICONIQ IV directly owns 1,424,568 shares of Class A Common Stock, which represents approximately 0.5% of the outstanding Class A Common Stock.

(xi)	ICONIQ IV-B directly owns 2,350,378 shares of Class A Common Stock, which represents approximately 0.8% of the outstanding Class A Common Stock.

(xii)	ICONIQ IV GP directly owns 8,365 shares of Class A Common Stock and may be deemed to beneficially own 3,774,946 shares of Class A Common Stock held by the ICONIQ IV Funds, which represents approximately 1.3% of the outstanding Class A Common Stock.

(xiii)	ICONIQ IV Parent GP may be deemed to beneficially own 3,783,311 shares of Class A Common Stock held by the ICONIQ IV Funds and ICONIQ IV GP, which represents approximately 1.3% of the outstanding Class A Common Stock.

(xiv)	ICONIQ VI directly owns 496,742 shares of Class A Common Stock, which represents approximately 0.2% of the outstanding Class A Common Stock.

(xv)	ICONIQ VI-B directly owns 731,973 shares of Class A Common Stock, which represents approximately 0.2% of the outstanding Class A Common Stock.

(xvi)	ICONIQ VI GP may be deemed to beneficially own 1,228,715 shares of Class A Common Stock held by the ICONIQ VI Funds, which represents approximately 0.4% of the outstanding Class A Common Stock.

(xvii)	ICONIQ VI Parent GP may be deemed to beneficially own 1,228,715 shares of Class A Common Stock held by the ICONIQ VI Funds, which represents approximately 0.4% of the outstanding Class A Common Stock.

(xviii)	ICONIQ Capital may be deemed to beneficially own 3,625 shares of Common Stock held by Managed Accounts for which ICONIQ Capital serves as investment adviser, which represents less than 0.1% of the outstanding Class A Common Stock. In its capacity as investment adviser, ICONIQ Capital has the right to exercise voting and investment power over the shares held in the Managed Accounts and therefore may be deemed to beneficially own the shares held in the Managed Accounts. ICONIQ Capital receives asset-based fees for its investment management services and as such does not have a pecuniary interest in the shares held in the Managed Accounts.

(xix)	ICONIQ Capital Group may be deemed to beneficially own 3,625 shares of Class A Common Stock beneficially owned by ICONIQ Capital, which represents less than 0.1% of the outstanding Class A Common Stock.

(xx)	ICONIQ Capital GP may be deemed to beneficially own 3,625 shares of Class A Common Stock beneficially owned by ICONIQ Capital, which represents less than 0.1% of the outstanding Class A Common Stock.

(xxi)	Makan may be deemed to beneficially own 7,632,110 shares of Class A Common Stock beneficially owned by the ICONIQ II Funds, ICONIQ III Funds, ICONIQ IV Funds, ICONIQ VI Funds, ICONIQ Capital and Makan, which represents approximately 2.5% of the outstanding Class A Common Stock.

(xxii)	Griffith may be deemed to beneficially own 7,644,200 shares of shares of Class A Common Stock owned by the ICONIQ II Funds, ICONIQ III Funds, ICONIQ IV Funds, ICONIQ VI Funds and Griffith, which represents approximately 2.5% of the outstanding Class A Common Stock.

(xxiii)

Jacobson may be deemed to beneficially own 5,724,592 shares of Class A Common Stock owned by the ICONIQ IV Funds, ICONIQ VI Funds and Jacobson, which represents approximately 1.9% of the outstanding Class A Common Stock.

The percent of class was calculated based on 302,163,623 shares of Class A Common Stock outstanding as of November 1, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 23804L103	SCHEDULE 13G	Page 28 of 34 Pages

(c)	Number of shares as to which such person has:

	Number of Class A Common Stock
Reporting Person	(i)	(ii)	(iii)	(iv)
ICONIQ II	67,035	0	67,035	0
ICONIQ II-B	52,475	0	52,475	0
ICONIQ II Co-Invest	0	0	0	0
ICONIQ II GP	119,510	0	119,510	0
ICONIQ II Parent GP	119,510	0	119,510	0
ICONIQ III	53,290	0	53,290	0
ICONIQ III-B	56,939	0	56,939	0
ICONIQ III GP	110,229	0	110,229	0
ICONIQ III Parent GP	110,229	0	110,229	0
ICONIQ IV	1,424,568	0	1,424,568	0
ICONIQ IV-B	2,350,378	0	2,350,378	0
ICONIQ IV GP	3,783,311	0	3,783,311	0
ICONIQ IV Parent GP	3,783,311	0	3,783,311	0
ICONIQ VI	496,742	0	496,742	0
ICONIQ VI-B	731,973	0	731,973	0
ICONIQ VI GP	1,228,715	0	1,228,715	0
ICONIQ VI Parent GP	1,228,715	0	1,228,715	0
ICONIQ Capital	3,625	0	3,625	0
ICONIQ Capital Group	3,625	0	3,625	0
ICONIQ Capital GP	3,625	0	3,625	0
Makan	7,632,110	0	7,632,110	0
Griffith	7,644,200	0	7,644,200	0
Jacobson	5,724,592	0	5,724,592	0

(i)	Sole power to vote or direct the vote
(ii)	Shared power to vote or to direct the vote
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

The Reporting Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b)(1).

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 23804L103	SCHEDULE 13G	Page 29 of 34 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2024

ICONIQ Strategic Partners II, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners II GP, L.P., a Cayman Islands Exempted limited partner, its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd, a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II Co-Invest, L.P., a Delaware series limited partnership, DD Series

By:	ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 23804L103	SCHEDULE 13G	Page 30 of 34 Pages

ICONIQ Strategic Partners III, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 23804L103	SCHEDULE 13G	Page 31 of 34 Pages

ICONIQ Strategic Partners IV-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners VI, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners VI GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners VI TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners VI-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners VI GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners VI TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 23804L103	SCHEDULE 13G	Page 32 of 34 Pages

ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 23804L103	SCHEDULE 13G	Page 33 of 34 Pages

ICONIQ Strategic Partners VI GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners VI TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners VI TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Capital, LLC, a Delaware limited liability company

By:	ICONIQ Capital Group, L.P., a Delaware limited partnership, its Sole Member

By:	ICONIQ Capital Group GP, LLC, a Delaware limited liability company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Capital Group, L.P., a Delaware limited partnership

By:	ICONIQ Capital Group GP, LLC, a Delaware limited liability company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Capital Group GP, LLC, a Delaware limited liability company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 23804L103	SCHEDULE 13G	Page 34 of 34 Pages

Divesh Makan

/s/ Divesh Makan
Signature of Reporting Person

William J.G. Griffith

/s/ William J.G. Griffith
Signature of Reporting Person

Matthew Jacobson

/s/ Matthew Jacobson
Signature of Reporting Person